Exhibit 99.1

FOR IMMEDIATE RELEASE

ZEVEX INTERNATIONAL TO BE ACQUIRED BY MOOG

Salt Lake City, Utah, USA? January 12, 2007?ZEVEX International, Inc. (NASDAQ: ZVXI) has executed a definitive Merger Agreement with Moog Inc. (NYSE: MOG.A and MOG.B). Upon the closing of the merger, ZEVEX will become a wholly-owned subsidiary of Moog. The merger is expected to close in March, 2007.

Upon the closing of the merger, each share of ZEVEX common stock that is issued and outstanding immediately prior to the closing, and each outstanding restricted stock unit that is convertible into shares of ZEVEX common stock, will be converted into the right to receive from Moog $13.00 in cash. Each outstanding option for shares of common stock will automatically be converted into the right to receive $13.00 per share for each share of common stock that is purchasable pursuant such option, less the per share exercise price of each such share. The maximum aggregate purchase price in the merger is $83.8 million. Moog intends to pay this purchase price from an existing line of credit.

The per share price of $13.00 represents a premium of approximately 36 percent above the average trading price of ZEVEX common stock during the past 30-day period. A.G. Edwards & Sons, Inc. was engaged to act as financial advisor to ZEVEX's Board of Directors and delivered an opinion to the Board that, as of the date of the opinion, the consideration to be received by the shareholders pursuant to the terms of the merger agreement is fair, from a financial point of view, to the shareholders of ZEVEX. The law firm of Jones, Waldo, Holbrook and McDonough acted as legal advisors to ZEVEX.

The merger is subject to certain conditions, including regulatory approval and approval by ZEVEX stockholders. ZEVEX will solicit approval of the merger from its stockholders by means of a proxy statement, which will be mailed to ZEVEX stockholders upon completion of the required filing and review process by the Securities and Exchange Commission. That proxy statement and other relevant documents filed with the Securities and Exchange Commission will contain information about ZEVEX, Moog, and the proposed merger. STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS CAREFULLY WHEN THEY ARE AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT STOCKHOLDERS SHOULD CONSIDER BEFORE MAKING A DECISION ABOUT THE MERGER. In addition to receiving the proxy statement by mail, stockholders will also be able to obtain the proxy statement, as well as other filings (including annual, quarterly and current reports) containing information about ZEVEX, without charge, at the Securities and Exchange Commission’s website (www.sec.gov). Stockholders may also obtain copies of these documents without charge by requesting them from ZEVEX in writing at 4314 ZEVEX Park Lane, Salt Lake City, Utah, 84123, or by phone at (801) 264-1001, extension 203.

Following the merger, ZEVEX will become a part of Moog’s Medical Devices Segment. ZEVEX will continue normal operations through its two primary divisions, Applied Technology and Therapeutics, located in Salt Lake City. ZEVEX President and Chief Executive Officer, David J. McNally, said, “We are delighted to announce our acquisition by Moog. We are pleased that our operations will remain in Salt Lake City, where 178 employees continue to serve the customer base that we have developed over the past 20 years. For our customers, we will expand our offering of fluid delivery technologies, based upon Moog’s electronic and disposable infusion products, as well as on Moog’s proven fluid management expertise in demanding industrial, commercial aircraft, and aerospace applications.”

Martin Berardi, Vice President and head of the Medical Devices Segment of Moog, said, “This acquisition is a perfect fit, based upon the excellent product offering and quality reputation of ZEVEX. We believe that ZEVEX’s personnel, technology portfolio, and existing customer base provide a platform on which we can generate new growth in fluid delivery applications, including enteral feeding, and from which we can expand our product lines of medical sensors and surgical tools.”

ABOUT MOOG

Moog Inc. is a worldwide designer, manufacturer, and integrator of precision control components and systems. Moog’s high-performance systems control military and commercial aircraft,

satellites and space vehicles, launch vehicles, missiles, automated industrial machinery, and medical equipment. Additional information about the company can be found on its website,www.moog.com.

ABOUT ZEVEX

ZEVEX International, Inc., (www.zevex.com), founded in 1986, is a diversified medical device company committed to creating products that transform life with patented and proprietary medical device technologies – from sensors and surgical tools to medical electronic systems.

Additional Information and Where to Find It

ZEVEX and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from the stockholders of ZEVEX in connection with the proposed transaction. Information concerning the special interests of these directors, executive officers and other members of the ZEVEX’s management and employees in the proposed transaction will be included in the ZEVEX proxy statement described above. Information regarding ZEVEX’s directors and executive officers is also available in ZEVEX’s proxy statement for its 2006 Annual Meeting of Stockholders, which was filed with the SEC on April 17, 2006. That document is also available free of charge at the SEC’s website (www.sec.gov), and from ZEVEX as described above.

Forward-Looking Information

Any reference in this document to financial estimates or other forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 are subject to risks and uncertainties, and actual results might differ materially from these estimates and statements. Such estimates and statements include, but are not limited to, statements about the benefits of the merger, including future financial and operating results, the combined company's plans, objectives, expectations and intentions, and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of the management of ZEVEX.

The following factors, among others, could cause actual results to differ from those described in the forward-looking statements in this document: the ability to obtain governmental approvals of the merger on the proposed terms and schedule; the failure of ZEVEX shareholders to approve the merger; and disruption from the merger making it more difficult to maintain relationships with customers, employees or suppliers. Additional factors that may affect future results are contained in ZEVEX’s filings with the Securities and Exchange Commission, which are available at the SEC's Web site (www.sec.gov). ZEVEX is not under any obligation and expressly disclaims any obligation to update, alter, or otherwise revise any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise.

Contact:

Phill McStotts

Chief Financial Officer

ZEVEX International, Inc.

4314 ZEVEX Park Lane

Salt Lake City, UT 84123

Telephone: 801-264-1001, Ext. 218

FAX: 801-264-1051

E-mail: phill.mcstotts@zevex.com